Editorial Contact:
Leslie Schroeder
Leslie Schroeder PR&Mktg
415-999-1394
lschroeder@sputnik.com

Investor Contact:
Erik Bylin
NMN Advisors, Inc.
510-451-2952
erik@nmnadvisors.com

FOR IMMEDIATE RELEASE

Sputnik Reports Third Quarter Fiscal Year 2007 Results

Company Continues to Gain Momentum on Several Business Initiatives

SAN FRANCISCO--Sputnik® (OTCBB:SPUT - News), October 26, 2007, a leading provider of software as a service (SaaS) for venue-branded, access-controlled Wi-Fi, today announced financial results for the third quarter of fiscal 2007, its second public earnings release.

Total revenues for the third quarter were $181,000, a sequential increase of 36% over the second quarter of fiscal 2007. Subscription revenues were $63,000, an increase of 15% from the second quarter of fiscal 2007. The company continues to focus its efforts on building recurring subscription revenue. Hardware revenues were $83,000, an increase of 51% from the second quarter of fiscal 2007, and software license revenues were $19,000, a decrease of 10%. The increase in hardware revenues was due primarily to large orders of access points for installation into retail chains that plan to offer Wi-Fi services to their customers.

Net loss totaled $178,000 in the third quarter, an 8% smaller loss than in the second quarter of 2007. While Sputnik continues to invest in the growth of its business, the increase in revenues helped offset the cost increases associated with greater investment in sales, marketing and development expenditures.

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"Sputnik is very happy with the progress we are making on many business fronts," said David LaDuke, CEO. "Our revenue increase reflects the effort we are putting into sales and partnerships. In addition, our development group continues to add the functionality that makes our solutions more desirable and easier to deploy. As a small company, we have the advantage of being that much more focused on the customer and it is showing in our growth.”

Sputnik announced the following business highlights.

New product enhancement: Quality of Service Management
Sputnik has added a key piece of functionality to our product in the latest release of Sputnik Control Center. With Quality of Service (QoS) management, network administrators can control bandwidth usage. For example, network administrators can stop users running peer-to-peer applications from consuming an “unfair share” of network bandwidth. The software upgrade also added bandwidth throttling, enabling providers to cap the total amount of bandwidth used by Sputnik-Powered devices, useful if they are part of a larger network.

New third-party hardware compatibility: Arrowspan Mesh Networks
Sputnik and Arrowspan have worked together to make Arrowspan’s mesh network hardware compatible with Sputnik’s Gateway 700 and Sputnik Control Center. Using Sputnik software with ArrowSpan mesh networks means more wireless service providers can provide branded Wi-Fi services that meet their unique business requirements.

Noteworthy Deals: Expansion of customer acquisition
Each quarter, Sputnik highlights recent deals that, while not always our largest, demonstrate the scope and breadth of our offerings.

Sputnik powers Wi-Fi to the home in the Marshall Islands. The Marshall Islands National Communications Authority (NCA) is using Sputnik hardware and software to extend broadband to underserved communities. While in its early phases of deployment, the NCA is creating Wi-Fi zones for homes that would only be able to use dial-up otherwise.

Sputnik expanded its relationship with NomadNet, an Australian provider of Wi-Fi services (http://www.nomadnet.net.au). NomadNet has deployed Wi-Fi into more than 100 RV parks, motels, and cafes around the country, managing them all with SputnikNet.
Sputnik hardware and software will power the Wi-Fi service at the Intercontinental Playa Bonita resort in Panama (playabonitapanama.com). Playa Bonita will cover and manage Wi-Fi over their property using a Sputnik Server 1100, a Sputnik Gateway 700, and several Wi-Fi access points.

About Sputnik (www.sputnik.com)
Sputnik Inc. (OTCBB:SPUT - News) is a leading provider of software as a service (SaaS) that enables wireless service providers to build venue-branded, access-controlled Wi-Fi services and manage them over the Internet. Sputnik's remote network and subscriber management features allow cost-effective operation in locations without onsite technical support. The company's easy-to-use, flexible software supports a wide range of businesses, service providers, and educational institutions, and has been adopted by customers in more than 100 countries around the world. The company is based in San Francisco.
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Forward-Looking Statements

This document contains forward-looking statements that involve risks and uncertainties concerning our expected financial performance for the third quarter and full year 2007, our product and business strategies, our ability to close larger deals based upon initial deployments, and on our business and operating results, our anticipated product innovations and our new product introductions. Actual events or results may differ materially from those described in this document due to a number of risks and uncertainties. These potential risks and uncertainties include, among others: fluctuations in our quarterly and yearly operating results; our ability to estimate and achieve profitability; our ability to attract and retain customers; our ability to protect our intellectual property rights and to defend litigation and regulatory reviews successfully; our ability to issue new releases of our products; changes to current accounting policies which may have a significant, adverse impact upon our financial results; the introduction of new products by competitors or the entry of new competitors into the markets for Sputnik's products; the impact of the pricing of competing technologies; our ability to preserve any key strategic relationships; our ability to manage large-scale deployments; our ability to succeed in our software as a service (SaaS) strategy, our ability to raise additional capital; and economic and political conditions in the US and abroad. More information about potential factors that could affect Sputnik's business and financial results is included in Sputnik's Form 10-K for the year ended December 31, 2006 and its Quarterly Report on Form 10-Q, which are on file with the SEC and available at the SEC's website at www.sec.gov. Sputnik is not obligated to update these forward-looking statements to reflect events or circumstances after the date of this document.